Exhibit 5.1

August 15, 2013

Board of Directors

Prologis, Inc.

Pier 1, Bay 1

San Francisco, California 94111

Re:	Registration Statement on
Form S-3 (File No. 333-177112)

Ladies and Gentlemen:

We have acted as special counsel to Prologis, Inc., a Maryland corporation (the “Parent Guarantor”), and its operating partnership, Prologis, L.P., a Delaware limited partnership (the “Issuer”), in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of (a) $400,000,000 aggregate principal amount of the Issuer’s 2.750% Notes due 2019 (the “2019 Notes”) and the related guarantees thereof by the Parent Guarantor (the “2019 Guarantees”) and (b) $850,000,000 aggregate principal amount of the Issuer’s 4.250% Notes due 2023 (together with the 2019 Notes, the “Notes”) and the related guarantees thereof by the Parent Guarantor (together with the 2019 Guarantees, the “Guarantees”), each as described in the prospectus, as supplemented, relating to the Notes and the corresponding Guarantees (the “Prospectus”) contained in the Issuer’s and the Parent Guarantor’s Registration Statement on Form S-3, as amended (File No. 333-177112) (the “Registration Statement”). The Notes and the corresponding Guarantees have been issued under the Indenture, dated as of June 8, 2011, among the Issuer and the Parent Guarantor and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by a First Supplemental Indenture, dated as of June 8, 2011, a Second Supplemental Indenture, dated as of June 8, 2011, a Third Supplemental Indenture, dated as of June 8, 2011, a Fourth Supplemental Indenture, dated as of June 8, 2011 and a Fifth Supplemental Indenture, dated as of August 15, 2013 (collectively, the “Indenture”).

We have also participated in the preparation and filing with the Securities and Exchange Commission under the Securities Act of the Registration Statement, relating to the debt securities and guarantees of which the Notes and Guarantees are a part. In rendering our opinions set forth below, we have examined originals or copies identified to our satisfaction of (i) the Registration Statement, including the Prospectus; (ii) the Parent Guarantor’s Articles of Incorporation, as amended and supplemented; (iii) the Parent Guarantor’s Seventh Amended and Restated Bylaws; (iv) the certificate of limited partnership of the Issuer; (v) the Thirteenth Amended and Restated Agreement of Limited Partnership of the Issuer; (vi) resolutions of the Parent Guarantors’ Board of Directors and committees thereof; (vii) the Indenture and (viii) the form of the Notes and corresponding Guarantees. In addition, we have examined and relied upon other documents, certificates, corporate records, opinions and instruments, obtained from the Issuer and the Parent Guarantor or other sources believed by us to be reliable, as we have deemed necessary or appropriate for the purpose of this opinion. In rendering this opinion, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as copies.

Board of Directors

Prologis, Inc.

August 15, 2013

Based upon and subject to the foregoing and to the assumptions, conditions and limitations set forth herein, we are of the opinion that:

(i) The Notes have been duly authorized and executed by the Issuer and, when authenticated by the Trustee in the manner provided for in the Indenture and delivered against payment therefore, will constitute valid and binding obligations of the Issuer, enforceable in accordance with their terms, except as (a) the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights and remedies of creditors or by general equitable principles and (b) the enforceability of provisions imposing liquidated damages, penalties or an increase in interest rate upon the occurrence of certain events may be limited in certain circumstances, and will be entitled to the benefits of the Indenture; and

(ii) The Guarantees have been duly authorized and executed by the Parent Guarantor and when the Notes have been authenticated and delivered by the Issuer against payment therefore, the Guarantees will constitute valid and binding obligations of the Parent Guarantor, enforceable against the Parent Guarantor in accordance with their terms, except as (a) the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights and remedies of creditors or by general equitable principles and (b) the enforceability of provisions imposing liquidated damages, penalties or an increase in interest rate upon the occurrence of certain events may be limited in certain circumstances, and will be entitled to the benefits of the Indenture.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to being named in the related Prospectus under the caption “Legal Matters” with respect to the matters stated therein.

The opinions contained herein are limited to Federal laws of the United States and the laws of the State of New York, the Delaware Revised Uniform Limited Partnership Act and the Maryland General Corporation Law. We are not purporting to opine on any matter to the extent that it involves the laws of any other jurisdiction.

Sincerely,

/s/ Mayer Brown LLP

Mayer Brown LLP